DST SYSTEMS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 1998 RESULTS

KANSAS CITY, MO (FEBRUARY 1, 1999) - DST Systems, Inc. (DST) announces financial results for the three months and year ended December 31, 1998.

DST/USCS COMBINED RESULTS

On December 21, 1998, DST completed its merger (the USCS Merger) with USCS International, Inc.(USCS) through the issuance of .62 shares of DST common stock for each outstanding share of USCS common stock. DST issued approximately
13.8 million shares of common stock in the transaction. The USCS Merger was accounted for under the pooling of interests accounting method. Accordingly, the DST financial results have been restated to combine the historical results of operations of DST and USCS, adjusted for conformity of accounting policies relating primarily to USCS depreciation and amortization policies and accounting for the costs of software developed for internal USCS use.

Fourth quarter 1998 results include recognition of merger charges of $19.4 million net of tax ($.30 per diluted share) comprised of $9.1 million of transaction related expenses (recognized without any associated tax benefit) for the USCS Merger and $16.9 million of integration costs ($10.3 million after tax) related to the USCS Merger. The integration costs consist primarily of asset impairment charges and costs of leased excess capacity and terminating certain contractual obligations.

Combined net income for the fourth quarter 1998 exclusive of merger charges, was $25.9 million ($.40 per diluted share), as compared to fourth quarter 1997 combined net income of $21.8 million ($.34 per diluted share), an 18.8% increase in net income and a 17.6% increase in diluted earnings per share. Including the effects of the merger charges, combined fourth quarter 1998 net income was $6.5 million ($.10 per diluted share).

1998 results were also affected by the third quarter 1998 purchase by USCS of 100% of Custima International plc (Custima Acquisition), a utility billing software company. In connection with this transaction, USCS recorded a $6.0 million in process research and development charge (recognized without any associated tax benefit) and a $1.1 million integration charge ($.7 million after tax). Exclusive of the merger charges, combined 1998 net income was $97.7 million ($1.52 per diluted share), as compared to combined 1997 net income of $79.4 million ($1.23 per diluted share), a 23.0% increase in net income and a 23.6% increase in diluted earnings per share. Including the USCS Merger and Custima Acquisition charges net income for 1998 was $71.6 million ($1.11 per diluted share).

Diluted earnings per share and diluted shares outstanding comparisons are as follows:

                           Quarter ended                    Year Ended
                           December 31,                    December 31,
                ------------------------------   ------------------------------
                          1997         1998                1997           1998
                          ----         ----                ----           ----
DST/USCS Combined         $.34         $.40               $1.23          $1.52
Merger Charges              --         (.30)                 --           (.41)
                       --------     --------            --------       --------
                          $.34         $.10               $1.23           $1.11
                       ========     ========            ========       ========

Diluted shares           64.2         64.5                64.7            64.3
outstanding (millions) ========    =========           =========       ========

The combined companies consolidated revenues for the quarter ended December 31, 1998 totaled $291.5 million, an increase of 12.4% over the prior year quarter. Year-to-date 1998 consolidated revenues totaled $1.1 billion, an increase of 15.4% over the prior year.

The combined companies consolidated income from operations for the quarter ended December 31, 1998 excluding merger charges increased 9.2% over the prior year quarter to $39.0 million and for 1998 increased 20.3% over the prior year to $152.6 million.

The combined companies effective income tax rate, excluding the impact of the merger charges, was 31.2% for the 1998 quarter as compared to 32.6% for the 1997 quarter and 34.5% for 1998 as compared to 34.9% for 1997.







DST SYSTEMS, INC. STAND ALONE RESULTS

Operating results for DST on a stand alone basis excluding USCS results and merger charges are as follows:

                                                     For the three months             For the year ended
                                                      ended December 31,                 December 31,
                                                  ---------------------------      -------------------------
                                                    1997            1998            1997           1998
                                                    ----            ----            ----           ----

Revenues                                           $176.7          $191.0          $650.7         $749.0

Costs and expenses                                  130.0           139.4           479.1          550.9
Depreciation and amortization                        20.7            24.0            79.4           84.7
                                               -----------     -----------      ----------    -----------

Income from operations                               26.0            27.6            92.2          113.4

I nterest expense                                    (1.7)           (1.6)           (7.6)          (7.7)
Other income, net                                     1.0             1.2             5.5            6.6
Equity in (losses) of unconsolidated affiliates      (2.7)           (1.2)           (1.3)          (2.7)
                                               -----------     -----------      ----------    -----------

Income before income taxes and minority interests    22.6            26.0            88.8          109.6

Income taxes                                          6.7             6.9            29.2           36.0
                                               -----------     -----------      ----------    -----------

Income before minority interests                     15.9            19.1            59.6           73.6

Minority interests in income (losses)                 (.1)            (.1)             .6            (.3)
                                               -----------     -----------      ----------    -----------

Net income                                          $16.0           $19.2           $59.0          $73.9
                                               ===========     ===========      ==========    ===========

Quarter Ended December 31, 1998

DST revenues for the quarter ended December 31, 1998 totaled $191.0 million, an increase of 8.1% over the prior year quarter. U.S. revenues were $156.1 million for the quarter, an increase of 7.8% over comparable period 1997 revenues. This revenue increase resulted principally from growth in mutual fund shareowner processing revenues and the recognition of a $3.9 million contract termination fee from GT Global who terminated its services with DST as a result of its acquisition by the AIM Management Group. U.S. mutual fund shareowner accounts serviced totaled 49.8 million at December 31, 1998, an increase of 1.8% from the
48.9 million serviced at September 30, 1998, and an increase of 10.7 % from the
45.0 million serviced at December 31, 1997. During the fourth quarter of 1998 new clients with 1.7 million accounts were added, while 1.7 million accounts derived from a broker-dealer were converted to the broker-dealer's system.

Output services revenues increased as pages printed by Output Technologies (OTI) in the U.S. increased 16.9% over fourth quarter 1997 volumes to 423.5 million pages, although OTI recognized approximately $2.8 million of adverse revenue adjustments that related principally to periods prior to the fourth quarter of 1998. AWD revenues increased as workstations licensed in the U.S. increased 32.3% over year end 1997 levels to 27,400 workstations. Satellite TV subscriber revenues declined as increases in subscribers processed were more than offset by lower change order development revenues recognized in fourth quarter 1998 due to the timing of revenue recognition.

DST's international revenues totaled $34.9 million for the quarter ended December 31, 1998, an increase of 9.4% over comparable prior year quarter revenues. The revenue increase resulted primarily from increased investment accounting software licenses and services and growth in Canadian mutual fund shareowner processing revenues, partially offset by a decline in international AWD license revenues because of a significant license fee recorded in the prior year quarter.

DST consolidated income from operations increased 6.2% over the prior year quarter to $27.6 million, with an operating margin of 14.5% compared to 14.7% for the prior year quarter. U.S. income from operations increased 1.6% to $24.7 million. U.S. costs and expenses increased 7.1% principally due to increased personnel costs to support business growth, third party software usage costs and increases in development costs for DST's new securities transfer system (Fairway). U.S. depreciation and amortization increased 20.1% or $3.7 million as a result of fourth quarter capital additions necessary to add capacity for year end processing and $1.8 million relating to a write off of personal computers being replaced. Excluding the effects of the GT Global termination revenues, OTI adjustments and the accelerated personal computer write off, the U.S. operating margin would have been approximately 16.4% as compared to 16.8% in the prior year quarter. International businesses posted an aggregate operating income of $2.9 million for the quarter, an increase of $1.2 million or 71% over the prior year quarter, primarily driven by higher revenues previously described.

DST recorded equity in losses of unconsolidated affiliates of $1.2 million for the quarter ended December 31, 1998, compared to $2.7 million of equity in losses recorded in the prior year quarter. Increased earnings were recorded at Boston Financial Data Services, Inc. from higher levels of mutual fund activity while earnings at Argus Health Systems, Inc.(Argus) were slightly lower. The amount of DST's share of losses at European Financial Data Services decreased from the prior year quarter, but were higher than third quarter 1998 as a result of increased costs associated with FAST2000 development and conversion activity.

DST's effective tax rate was 26.5% for the fourth quarter of 1998, as compared to 29.6% in the prior year quarter, resulting from recognition of the benefits associated with new Missouri income apportionment rules designed to attract and retain mutual fund service companies, tax credits associated with the rehabilitation of historic property that will be used as office space, and changes in the components of taxable income.

Year Ended December 31, 1998

DST consolidated revenues for the year ended December 31, 1998 increased 15.1% over the prior year to $749.0 million. U.S. revenues increased 12.5% to $618.3 million, primarily from increased numbers of mutual fund accounts serviced, AWD workstations licensed, output pages printed and DirecTV subscribers supported. DST's international revenues for the year increased 29.5% to $130.7 million, from increased investment accounting software and services, and Canadian mutual fund processing volumes.

DST 1998 consolidated income from operations was $113.4 million, an increase of $21.2 million, or 23.0%, over the comparable 1997 period. Consolidated operating margin rose to 15.1% in 1998 from 14.2% in 1997.

DST recorded $2.7 million in equity in losses of unconsolidated affiliates for the year ended December 31, 1998 compared to $1.3 million in equity in losses of unconsolidated affiliates for the comparable 1997 period, primarily due to lower earnings at Argus and non-recurring real estate debt refinancing costs.

DST's effective tax rate was 32.8% for 1998 and 32.9% for 1997.

USCS INTERNATIONAL, INC. RESULTS

Operating results for USCS nternational, Inc., on a stand-alone basis, excluding any merger charges associated with the USCS Merger and the Custima Acquisition, follow. The operating results of USCS have been adjusted to conform with DST's accounting policies relating primarily to depreciation and amortization policies and accounting for the cost of software for internal use.

                             For the three months             For the year ended
                              ended December 31,                  December 31,

                            -------------------------        ------------------------
                                1997            1998            1997           1998
                            ----------      ---------        ---------     ----------
Total Revenues:
    Revenues                    $68.8          $93.5           $246.2         $305.3
    Discontinued customer        13.8            7.0             53.1           41.8
                            ----------      ---------        ---------     ----------
                                 82.6          100.5            299.3          347.1

Costs and expenses               67.7           82.8            242.6          286.9
Depreciation and amortization     5.2            6.3             22.0           21.0
                            ----------      ---------        ---------     ----------

Income from operations            9.7           11.4             34.7           39.2

Interest expense                  (.2)           (.1)             (.9)           (.9)
Other income, net                  .1             .2               .3             .8
                            ----------      ---------        ---------     ----------

Income before income taxes        9.6           11.5             34.1           39.1

Income taxes                      3.8            4.8             13.7           15.3
                            ----------      ---------        ---------     ----------
Net income                       $5.8           $6.7            $20.4          $23.8
                            ==========      =========        =========     ==========

Quarter Ended December 31, 1998

USCS consolidated revenues for the quarter ended December 31, 1998 totaled $100.5 million, an increase of 21.7% over the prior year quarter. The increase in the 1998 fourth quarter revenue over the same period in 1997 was attributed to growth in revenue from customer management software and services of $3.0 million or 7%, growth in bill processing of $11.2 million or 35%, and an increase in equipment sales and services of $3.7 million or 44%.

Exclusive of Tele-Communications, Inc. (TCI) (discontinued customer), revenue increases for the quarter ended December 31, 1998, were 29% to $39.6 million for customer management software and services, 37% to $42.9 million for bill processing, and 65% to $11.0 million for equipment sales and services. Growth in non-TCI customer management software and services revenue for the quarter, resulted primarily from increases in the number of subscribers of existing and new clients in the U.S. and international markets, migration of clients to higher priced services and the acquisition of Custima, which contributed $3.3 million of revenue. Growth in bill processing revenue was derived from an increase in the volume of statements and images produced caused by the internal growth of existing customers and the acquisition of new customers, primarily in telecommunications and other high volume markets. The increase in equipment sales and services revenue was primarily the result of large equipment sales and
higher revenues related to leasing transactions.   Equipment sale volumes
experienced in the fourth quarter of 1998 should not be considered indicative of future equipment sales volumes.

USCS consolidated income from operations increased 17.5% over the prior year quarter to $11.4 million, with an operating margin of 11.3% compared to 11.7% in the prior year quarter. USCS experienced an increase in bill processing operating margins from realizing processing efficiencies and economies of scale as a result of the increase in volumes. This was offset by a decrease in customer management software and services and equipment sales and services operating margins. The decline in customer management software and services operating margins is attributable to costs incurred in transitioning new customers onto USCS' products and services while transitioning TCI off, and to a lesser degree, the consolidation of Custima's operations. The decline in equipment sales and services results from discounting equipment sales and increased depreciation expense on leased equipment.

USCS' effective tax rate was 41.7% for the fourth quarter of 1998, as compared to 39.6% in the prior year quarter. The change results from the tax benefits associated with certain international operations.

Year Ended December 31, 1998

USCS consolidated revenues for the year ended December 31, 1998 totaled $347.1 million, an increase of 16.0% over the prior year. The increase in the 1998 revenue over 1997 was attributed to growth in revenue from customer management software and services of $9.8 million or 6%, growth in bill processing of $30.1 million or 25%, and an increase in equipment sales and services of $7.9 million or 34%.

Non-TCI revenue increases for the year ended December 31, 1998, were 18% to $134.3 million for customer management software and services, 24% to $145.4 million for bill processing, and 67% to $25.6 million for equipment sales and services. Growth in non-TCI customer management software and services revenue for the year ended December 31, 1998 compared to the same period in 1997, came primarily from increases in the number of subscribers of existing and new clients in the U.S. and international markets, migration of clients to higher priced services and the acquisition of Custima. Growth in bill processing revenue was derived from an increase in the volume of statements and images produced because of the internal growth of existing customers and the acquisition of new customers, primarily in telecommunications and other high volume markets. The increase in equipment sales and services revenue was primarily the result of large equipment sales and higher revenues related to leasing transactions.

USCS consolidated income from operations increased 13.0% over the prior year to $39.2 million, with an operating margin of 11.3% compared to 11.6% in the prior year. Increased bill processing operating margins resulted from processing efficiencies and economies of scale as a result of the increase in volumes. This was offset by a decrease in customer management software and services and equipment sales and services operating margins. The decline in customer management software and services operating margins is attributable to costs incurred in transitioning new customers onto USCS' products and services while transitioning TCI off, and to a lesser degree, the consolidation of Custima's operations. The decline in equipment sales and services results from discounting equipment sales and services and increased depreciation expense on leased equipment.

USCS' effective tax rate for 1998 was 39.1% versus 40.2% in 1997.

OTHER MATTERS

The Board of Directors of DST has approved a plan for DST to repurchase 600,000 shares of DST common stock at the rate of approximately 25,000 shares per month beginning in February 1999 to provide additional shares for use under various DST option and benefit programs needed as a result of the USCS Merger. Such purchases may be made in private or market transactions and will be made in compliance with SEC regulations.

                                                               * * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form S-4 dated November 20, 1998 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comments.


                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)


                                                 For the Three Months                   For the Year
                                                  Ended December 31,                 Ended December 31,
                                            -------------------------------    -------------------------------
                                                  1997             1998              1997             1998
                                            -------------------------------    -------------------------------

Revenues                                        $ 259.3          $ 291.5           $ 950.0         $1,096.1

Costs and expenses                                197.7            222.2             721.7            837.8
Depreciation and amortization                      25.9             30.3             101.4            105.7
Merger charges                                                      26.0                               33.1
                                               ---------      -----------       -----------     ------------

Income from operations                             35.7             13.0             126.9            119.5

Interest expense                                   (1.9)            (1.7)             (8.5)            (8.6)
Other income, net                                   1.1              1.4               5.8              7.4
Equity in (losses) of unconsolidated affiliates    (2.7)            (1.2)             (1.3)            (2.7)
                                                   -----            -----             -----            -----

Income before income taxes and minority
     interests                                     32.2             11.5             122.9            115.6

Income taxes                                       10.5              5.1              42.9             44.3
                                                   -----            -----             -----            -----
Income before minority interests                   21.7              6.4              80.0             71.3
Minority interests in income (losses)              (0.1)            (0.1)              0.6             (0.3)
                                                   -----            -----             ----             -----

Net income                                       $ 21.8            $ 6.5            $ 79.4           $ 71.6
                                                 =======           ======           =======          =======

Average common shares outstanding                  63.0             62.8              63.6             62.7
Basic earnings per share                          $ 0.35           $ 0.10            $ 1.25           $ 1.14

Diluted shares outstanding                         64.2             64.5              64.7             64.3
Diluted earnings per share                        $ 0.34           $ 0.10            $ 1.23           $ 1.11

Note: The above financial results have been restated to combine the historical results of DST and USCS as a result of their December 21, 1998 merger, which has been accounted for under the pooling of interests accounting method.

NYSE & CSE Symbol: DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial officer